UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 31, 2015

AMERICA GREENER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53757	20-8195637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

254 South Mulberry Street, Suite 113, Mesa, AZ	85202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(480) 664-3650

none
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2015, Mr. Michael Boyko resigned as President, Chief Executive Officer and a member of the Board of Directors of America Greener Technologies, Inc. and from all positions with our subsidiary corporations.  Immediately following his resignation, the Board appointed Ms. Carrie Borgen, then our Chief Financial Officer, to the Board to fill the vacancy created by Mr. Boyko's resignation.  Ms. Borgen was also appointed interim President and Chief Executive Officer.  Ms. Borgen's current compensation structure was to have remained unchanged following her appointment to these additional positions.

In addition, on August 31, 2015, Mr. John Hofmeister, then a member of our Board of Director, was appointed Chairman of the Board.  Mr. Hofmeister's compensation was to have remained unchanged following his appointment to this positon.

On September 2, 2015, the Board of Directors appointed Messrs. John Mooney and Doug Corrigan to the Board.  Immediately thereafter, Ms. Borgen and Messrs. Hofmeister, together with Messrs. Rick Barbosa, James Mack and Dan McCauley resigned their positions as directors and Ms. Borgen and Mr. Barbosa resigned their positions as executive officers.  Following receipt of notice that he had been appointed to the Board of Directors, Mr. Corrigan declined to accept the appointment.

Lastly, on September 8, 2015, Mr. Mooney was appointed our Chief Executive Officer, President and Secretary.  As a result, Mr. Mooney is currently our sole director and sole officer.

Since 1986, Mr. Mooney has served as Chief Executive Officer, President and a director of GlobeNet Financial Group, a division of Pacific Venture Marketing Corporation, a private financial consulting firm based in Richmond, British Columbia, which he controls.  From 2012 until our acquisition of the entity in March 2014, he also served as an officer and director of America Greener Technologies Corporation.

Mr. Mooney is serving in his positions with our company without compensation at the present time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA GREENER TECHNOLOGIES, INC.

Date: September 11, 2015	By:	/s/ John Mooney
John Mooney, Chief Executive Officer